Exhibit 99.1

NEWS RELEASE

Contact:	Marilynn Meek
Investor Relations
Tel: 212-827-3773
Email: investor_relations@mflex.com

MFLEX NAMES NEW CHIEF FINANCIAL OFFICER

Irvine, CA, June 1, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, announced today that it has named Thomas Kampfer as its new Chief Financial Officer and Executive Vice President, effective June 15, 2015.

Reza Meshgin, Chief Executive Officer of MFLEX, said “We are delighted to have Tom join MFLEX as our CFO. He brings a unique combination of strong financial expertise and solid operational experience in global technology and manufacturing to the Company, having served in a variety of executive positions at both public and private corporations.”

Mr. Kampfer brings over 30 years of financial, compliance, corporate governance, merger and acquisition, IP portfolio management and licensing, and operational technology industry experience to his new role. Most recently, Kampfer served as president of CohuHD. Prior to this, he was president and chief executive officer of H2O Audio, Inc. from 2010 to 2012. Kampfer also held numerous executive roles at Iomega Corporation from 2001 to 2009, including serving as its president and chief financial officer.

Commenting on his new position, Kampfer said, “I am excited to assume this role with MFLEX and look forward to working with management and a great finance organization in contributing to the Company’s strategic objectives and building value for MFLEX’s shareholders.”

Kampfer holds a B.S. in industrial engineering with highest distinction from Purdue University and graduated magna cum laude with a J.D. from Georgetown University Law Center.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements which may be preceded by the words “will,” “expect” “scheduled” or similar words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the period ended March 31, 2015. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

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